EXHIBIT 11


                   ELCOM INTERNATIONAL, INC. AND SUBSIDIARIES

                     COMPUTATION OF INCOME PER COMMON SHARE
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (unaudited)



                                                     Three Months Ended
                                                            March 31,
                                                     ------------------------
                                                           1996         1997
                                                     -----------    ---------

Net Income                                            $   1,124       $1,963
                                                     ===========    =========
Weighted Average Common Stock Outstanding
   During the Period                                     26,022       26,740

Dilutive Effect of Common Equivalent Shares (1)           3,120        2,731
                                                     -----------    ---------
Weighted Average Common Shares Outstanding               29,142       29,471
                                                     ===========    =========
Net Income Per Share                                  $    0.04        $0.07
                                                     ===========    =========




(1)The dilutive effect of common equivalent shares was computed in accordance with the treasury stock method in each of the periods presented.